EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-134911, 333-149170, 333-150359, 333-150368) and Form S-8 (No. 333-106311, 333-150356, 333-151916) of our report dated February 27, 2009, relating to the consolidated financial statements and internal control over financial reporting of GMX Resources Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Smith, Carney & Co., p.c.
Smith, Carney & Co., p.c.

Oklahoma City, OK

May 11, 2009